Exhibit 99.1

NEWS RELEASE

AFC ENTERPRISES REPORTS EARNINGS FOR THIRD QUARTER 2012;

RAISES GUIDANCE FOR FISCAL YEAR 2012

AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal third quarter which ended September 30, 2012. The Company also raised earnings guidance for fiscal 2012 and provided a business update on its Strategic Plan.

Third Quarter Highlights:

•

Reported net income was $6.9 million, or $0.29 per diluted share, compared to $5.8 million or $0.24 per diluted share in 2011. Adjusted earnings per diluted share were $0.29, compared to $0.25 last year. Through the end of the third quarter, adjusted earnings per diluted share were $0.91 compared to $0.75 last year, an increase of 21%. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Global same-store sales increased 6.3% rolling over a 1.7% increase in the third quarter of 2011. Through the end of the third quarter, global same-store sales increased 7.1% rolling over a 2.2% increase last year, for a two-year same-store sales growth of 9.3%.

•

According to independent data, in the third quarter, Popeyes domestic same-store sales outpaced the Chicken QSR category for the 18th consecutive quarter and the QSR category for the 4th consecutive quarter.

•	Global system-wide sales increased 10.5% rolling over a 5.5% increase in 2011 for a two-year growth rate of 16%.

•

The Popeyes system opened 28 new restaurants during the third quarter and permanently closed 23 restaurants, resulting in 5 net openings compared to 1 in the prior year. Through the end of the third quarter, the Popeyes system opened 79 new restaurants and permanently closed 56, for 23 net restaurant openings compared to 24 in 2011.

•

Through the end of the third quarter, Operating EBITDA increased by 18.6% to $40.9 million, at 31.2% of total revenue, compared to $34.5 million, at 29.4% of total revenue, in the prior year. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

The Company generated $26.3 million of Free Cash Flow through the third quarter compared to $22.1 million last year. As a percentage of Total Revenue, Free Cash Flow increased to 20.0% compared to 18.8% last year. Free Cash Flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

AFC Enterprises CEO Cheryl Bachelder stated, “We delivered another solid quarter with a 16% increase in adjusted EPS stemming from strong global same-store sales of 6.3%. With strong advertising and our distinctive Louisiana food, we are successfully driving traffic into our

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restaurants and winning market share from the broader QSR category. We are ideally poised for accelerated restaurant growth, both from existing franchisees that are experiencing record profitability, and new franchisees that recognize the brand’s success.”

Third Quarter 2012 Financial Performance

Global system-wide sales increased by 10.5%. System-wide sales were comprised of $497.7 million in franchise restaurant sales and $13.5 million in company-operated restaurant sales.

Global same-store sales increased 6.3% rolling over a 1.7% increase in 2011, for a two-year growth of 8.0%. Through the end of the third quarter, global same-store sales increased 7.1% rolling over a 2.2% increase last year, for a two-year growth rate of 9.3%.

Total domestic same-store sales increased 6.8% compared to a 1.7% increase last year, representing the 10th consecutive quarter of same-store sales growth. International same-store sales increased 2.5% compared to a 1.8% increase in 2011, representing the 11th consecutive quarter of same-store sales growth. Same-store sales growth at company-operated restaurants in the third quarter of 2012 was 1.9% compared to negative 1.9% last year. Adjusting for the effect of Hurricane Isaac on the Company’s New Orleans restaurants, company-operated restaurant same-store sales growth would have been positive 4.0%.

Company-operated restaurant operating profit (“ROP”) was $2.2 million at 16.3% of sales, compared to $2.1 million at 17.1% of sales last year. The majority of the Company-operated restaurants located in New Orleans were temporarily closed for some period during Hurricane Isaac. The 0.8% decrease in ROP was primarily attributable to personnel expenses and other fixed expenses incurred at those restaurants during the period they were closed. Company-operated restaurant operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

General and administrative expenses were $14.7 million, at 2.9% of system-wide sales, compared to $14.1 million, at 3.0% of system-wide sales in 2011. The $0.6 million increase was primarily attributable to a $0.4 million increase in company-operated restaurant support and pre-opening development costs in new markets and a $0.2 million increase in domestic franchise development expenses. General and administrative expenses as a percentage of system-wide sales remain among the lowest in the restaurant industry.

Through the end of the third quarter, Operating EBITDA of $40.9 million was 31.2% of total revenues, compared to $34.5 million, at 29.4% of total revenues, in 2011. The 180 basis point increase in Operating EBITDA was primarily due to strong same-store sales increases. Operating EBITDA as a percentage of total revenues remains among the highest in the restaurant industry. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Interest expense, net was $0.7 million compared to $0.8 million last year.

Income tax expense was $3.5 million at an effective tax rate of 33.7%, compared to an effective tax rate of 31.0% in 2011. Excluding favorable return to provision adjustments, adjustments to estimated tax reserves and recognition of tax credits in each period, the effective tax rates were 37.5% and 36.9% in 2012 and 2011, respectively. The effective tax rates differ from statutory

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rates due to credits and permanent differences between reported income before income taxes and taxable income for tax purposes.

Reported net income grew to $6.9 million, or $0.29 per diluted share, compared to $5.8 million, or $0.24 per diluted share, in 2011. Adjusted earnings per diluted share were $0.29 compared to $0.25 last year. This improvement was primarily due to stronger same-store sales and higher average new restaurant sales. Through the end of the third quarter, adjusted earnings per diluted share were $0.91 compared to $0.75, representing a 21% increase over last year. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Free cash flow through the end of the third quarter was $26.3 million compared to $22.1 million in 2011. As a percentage of Total Revenue, Free Cash Flow was 20.0% compared to 18.8% last year. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

During the third quarter, the Company repurchased approximately 132,000 shares of its common stock for approximately $2.9 million. Through November 7, 2012, the Company has repurchased approximately 600,000 shares of common stock for approximately $11.5 million. These purchases were made in accordance with the Company’s previous share repurchase guidance of $15 million for 2012. Approximately $5.2 million remains under the Company’s current share repurchase program.

During the third quarter, the Popeyes system opened 28 restaurants, which included 18 domestic and 10 international. The Popeyes system permanently closed 23 restaurants, including 14 domestic and 9 international. Through the third quarter, Popeyes opened 79 restaurants and permanently closed 56 restaurants, resulting in 23 net openings, compared to 88 restaurant openings, 64 permanent closures and 24 net openings in 2011. The lower number of new openings in 2012 is largely attributable to the more measured pace of growth in international markets. Full-year international openings for 2012 are expected to be approximately 60 units compared to 67 in 2011.

Strategic Plan Update

The Company’s Strategic Road Map is founded on the five Pillars below.

1.	Build a Distinctive Brand

•	The Popeyes system continues to grow average unit volumes by complementing its core Bonafide® offerings with a wide array of distinctive, premium quality boneless chicken and seafood products.

•	Menu innovation, combined with the expansion of our highly effective national media advertising program, is resonating with a broader spectrum of guests and accelerating the performance of our brand.

2.	Run Great Restaurants

•	At the end of the third quarter, approximately 18% of the Popeyes domestic system had incorporated the new Popeyes Louisiana Kitchen re-image. Our goal is to have

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approximately one-third of our domestic system in the new restaurant image by the end of 2012, and the balance of the system by the end of 2015.

•

Speed of service at the drive-thru continued to be an area of focus. By the end of the third quarter, approximately three quarters of our domestic system restaurants attained speed of service below our 180 second standard.

•

We revised our Guest Experience Monitor (“GEM”) process in the first quarter of 2012 and are pleased that we have doubled the number of guest survey responses. For the third quarter, GEM “Overall Delighted” scores were approximately 70%.

3.	Grow Restaurant Profits

•	In the second quarter of 2012, our franchisees reported average restaurant operating profits nearly 20% higher than last year despite commodity cost inflation of 1.5%.

•	On a full year basis, the Company now expects commodity costs to increase by approximately 2%, which equates to an approximate 0.7% negative impact on restaurant operating profit margins.

•	We expect to offset the full year impact of commodity inflation by continuing to deliver top-line sales growth and implementing on-going supply chain cost savings and in-restaurant cost controls.

•	For 2013, we expect commodity inflation of approximately 1-2% based on current market indications.

4.	Accelerate Quality Restaurants

•	Approximately two-thirds of the 42 domestic restaurant openings through the end of the third quarter have been in top priority development markets.

•	The average unit volumes of the new freestanding restaurants continue to be significantly higher than the system average as a direct result of the improved site selection discipline we have in place.

•	We believe that our opportunity in the U.S. is to at least double our current footprint through additional development in existing markets and entry into new markets.

•	Company-operated restaurant development remains on track, with 4 to 6 new restaurants expected to open in the fourth quarter.

5.	Create a Culture of Servant Leaders

•	Our work on key initiatives to transform the Popeyes culture into one of Servant Leadership punctuates the importance we place on human capital and its proven impact on long term performance.

•

We are intent on delivering a branded guest experience that differentiates Popeyes among our competitors. The foundation of this effort is based on establishing Popeyes unique employee value proposition, defining the guest experience and developing leaders at all levels of the organization who can execute that experience.

•	We are currently gathering insights from our guests and employees. We believe feedback from these important stakeholders is key to understanding what they expect from an employee and guest experience.

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Pending Transaction

On October 11, 2012, we entered into an agreement to acquire 29 restaurants in Minnesota and California at a price of $13.8 million. The Company intends to convert 28 of the restaurants to Popeyes Louisiana Kitchen restaurants at a cost of approximately $11.5 million and to dispose of one of the restaurant sites. Following the conversions, the restaurants will be leased to Popeyes franchisees to operate. The closing of the acquisition, the Asset Purchase Agreement, the number of acquired restaurants, the resulting number of restaurants converted to the Popeyes concept, and the conversion costs are subject to bankruptcy court approval of the transaction and customary closing conditions. As of 12:00 noon Eastern Time on November 7, 2012, the bankruptcy court had not ruled with respect to approval. The Company will provide an update following such ruling.

During November 2012, the Company’s 2010 Credit Facility was amended to exclude the initial purchase price and conversion costs for the acquired restaurants from the Company’s debt covenant calculations. As a result, the Company expects to be compliant with its covenant requirements through the life of the facility.

Fiscal 2012 Guidance

Global same-store sales were positive 7.1% through the end of the third quarter. Accordingly, the Company is raising full year guidance on global same-store sales for fiscal 2012 to positive 6% to 6.5% from 5% to 6% to reflect the strong third quarter performance tempered by a difficult 5.8% comparison in the fourth quarter. Global same-store sales for fiscal 2011 were 3.1%.

Popeyes now expects its global new openings will be in the range of 140-150 restaurants, compared to previous guidance of 135-155 restaurants. Many of the fourth quarter units are scheduled to open in late December. The Company expects net unit growth of 65-85, compared to previous guidance of 60-90 net unit growth. Total net unit growth in 2011 was 65.

Adjusted earnings per diluted share are now expected to be in the range of $1.19-$1.21, an increase from our previous guidance of $1.17 to $1.19. This represents an approximate 21% increase over the $0.99 of adjusted earnings per diluted share reported in fiscal 2011. Our guidance includes approximately $0.01 for the 53rd week in fiscal 2012.

The Company also reiterates its guidance on the following items:

•	General and administrative expenses are expected to be between $67 and $68 million for FY 2012, at approximately 3% of system-wide sales.

•	We expect our full year effective tax rate to be approximately 37%.

•	In 2012, the Company plans to repurchase approximately $15 million of its outstanding shares, continuing its efforts to steadily grow shareholder value.

•

Excluding our pending acquisition of 29 restaurant properties for $13.8 million, we expect capital expenditures for 2012 to be $10 to $12 million. Subject to the bankruptcy court’s ruling, we anticipate investing an additional $2 to $3 million in the fourth quarter for the conversion of units in Minnesota and California.

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Long-Term Guidance

Consistent with previous guidance, over the course of the next five years, the Company believes that the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1% to 3%; net unit growth of 4% to 6%; and earnings per diluted share growth of 13% to 15%.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 8, 2012, to review the results of the third quarter 2012. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2012 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of September 30, 2012, Popeyes had 2,060 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 25 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

Supplemental Financial Information on pages 7-16.

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AFC Enterprises, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	9/30/12	12/25/11
ASSETS
Current assets:
Cash and cash equivalents	$24.8	$17.6
Accounts and current notes receivable, net	6.7	7.0
Other current assets	3.6	4.8
Advertising cooperative assets, restricted	23.5	18.9

Total current assets	58.6	48.3

Long-term assets:
Property and equipment, net	29.2	27.4
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	46.0	46.5
Other long-term assets, net	1.9	2.3

Total long-term assets	88.2	87.3

Total assets	$146.8	$135.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3.1	$6.1
Other current liabilities	7.6	8.2
Current debt maturities	6.0	5.2
Advertising cooperative liabilities	23.5	18.9

Total current liabilities	40.2	38.4

Long-term liabilities:
Long-term debt	52.9	58.8
Deferred credits and other long-term liabilities	26.8	24.6

Total long-term liabilities	79.7	83.4

Total liabilities	$119.9	$121.8

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 24,020,745 and 24,383,274 shares issued and outstanding at September 30, 2012 and December 25, 2011, respectively)	0.2	0.2
Capital in excess of par value	89.0	97.6
Accumulated deficit	(61.4)	(83.2)
Accumulated other comprehensive loss	(0.9)	(0.8)

Total shareholders’ equity	26.9	13.8

Total liabilities and shareholders’ equity	$146.8	$135.6

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AFC Enterprises, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	9/30/12	10/02/11	9/30/12	10/02/11
Revenues:
Sales by company-operated restaurants	$13.5	$12.3	$47.6	$42.2
Franchise revenues	24.4	22.2	80.4	72.1
Rent and other revenues	1.0	0.9	3.3	3.2

Total revenues	38.9	35.4	131.3	117.5

Expenses:
Restaurant employee, occupancy and other expenses	6.7	6.0	23.1	20.6
Restaurant food, beverages and packaging	4.6	4.2	16.0	14.1
Rent and other occupancy expenses	0.6	0.7	2.1	2.1
General and administrative expenses	14.7	14.1	49.7	46.2
Depreciation and amortization	1.1	0.9	3.5	3.2
Other expenses (income), net	0.1	0.3	0.2	—

Total expenses	27.8	26.2	94.6	86.2

Operating profit	11.1	9.2	36.7	31.3
Interest expense, net	0.7	0.8	2.7	2.8

Income before income taxes	10.4	8.4	34.0	28.5
Income tax expense	3.5	2.6	12.2	10.0

Net income	$6.9	$5.8	$21.8	$18.5

Earnings per common share, basic:	$0.29	$0.24	$0.91	$0.75

Earnings per common share, diluted:	$0.29	$0.24	$0.89	$0.74

Weighted-average shares outstanding:
Basic	23.7	24.1	23.9	24.7
Diluted	24.2	24.5	24.4	25.1

Comprehensive Income	$6.8	$5.5	$21.7	$17.6

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AFC Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	40 Weeks Ended
	9/30/12	10/02/11
Cash flows provided by (used in) operating activities:
Net income	$21.8	$18.5

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.5	3.2
Asset write-downs	0.2	0.3
Net gain on sale of assets	(0.1)	(0.7)
Deferred income taxes	1.9	0.2
Non-cash interest expense, net	0.3	0.4
Provision for credit losses	(0.1)	(0.2)
Excess tax benefits from stock-based compensation	(0.3)	—
Stock-based compensation expense	3.5	2.2
Change in operating assets and liabilities:
Accounts receivable	0.4	(0.9)
Other operating assets	1.4	0.8
Accounts payable and other operating liabilities	(4.3)	(2.0)

Net cash provided by operating activities	28.2	21.8

Cash flows provided by (used in) investing activities:
Capital expenditures	(5.0)	(2.7)
Proceeds from dispositions of property and equipment	—	0.7
Proceeds from notes receivable and other investing activities	—	0.3

Net cash used in investing activities	(5.0)	(1.7)

Cash flows provided by (used in) financing activities:
Principal payments - 2010 credit facility (term loan)	(5.0)	(3.8)
Borrowings under 2010 revolving line of credit	—	2.0
Share repurchases	(11.5)	(22.3)
Proceeds from exercise of employee stock options	0.5	0.5
Excess tax benefits from stock-based compensation	0.3	—
Other financing activities, net	(0.3)	(0.3)

Net cash used in financing activities	(16.0)	(23.9)

Net increase (decrease) in cash and cash equivalents	7.2	(3.8)
Cash and cash equivalents at beginning of year	17.6	15.9

Cash and cash equivalents at end of quarter	$24.8	$12.1

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AFC Enterprises, Inc.

Same-store sales and restaurant count

	12 Weeks ended		Year-to-date
	9/30/12	10/02/11	9/30/12	10/02/11
Same-store sales growth
Company-operated restaurants	1.9%	(1.9%)	4.7%	1.9%
Domestic franchised restaurants	7.0%	1.8%	7.9%	2.2%

Total domestic (company-operated and franchised restaurants)	6.8%	1.7%	7.8%	2.2%
International franchised restaurants	2.5%	1.8%	2.0%	2.8%
Total global system	6.3%	1.7%	7.1%	2.2%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	40	38	40	38
New restaurant openings	—	—	—	—
Permanent closings	—	—	—	—
Temporary (closings)/re-openings, net	—	—	—	—

Restaurants at end of period	40	38	40	38

Franchised restaurants (domestic)
Restaurants at beginning of period	1,597	1,557	1,587	1,542
New restaurant openings	18	11	42	41
Permanent closings	(14)	(10)	(23)	(25)
Temporary (closings)/re-openings, net	5	2	—	2

Restaurants at end of period	1,606	1,560	1,606	1,560

Franchised restaurants (international)
Restaurants at beginning of period	412	405	408	397
New restaurant openings	10	15	37	47
Permanent closings	(9)	(15)	(33)	(39)
Temporary (closings)/re-openings, net	1	(5)	2	(5)

Restaurants at end of period	414	400	414	400

Total restaurant count at end of period	2,060	1,998	2,060	1,998

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Management’s Use of Non-GAAP Financial Measures

Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business. Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

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Adjusted Earnings per Diluted Share: Calculation and Definition

The Company defines “Adjusted earnings” for the periods presented as the Company’s reported “Net income” after adjusting for certain non-operating items consisting of the following:

(i)	other expense (income), net, as follow:

•	for third quarter 2012 includes $0.1 million for disposals of fixed assets;

•	for third quarter 2011 includes $0.1 million for disposals of fixed assets, $0.2 million of other expenses related to the Company’s relocation to a new Global Service Center;

•	for third quarter year-to-date 2012 includes $0.2 million for disposals of fixed assets and $0.1 million of other hurricane-related expenses offset by $0.1 million net gain on the sale of assets;

•

for third quarter year-to-date 2011 includes $0.3 million for disposals of fixed assets, $0.4 million of other expenses related to the Company’s relocation to a new Global Service Center offset by $0.7 million for net gain on sales of assets;

•

for fiscal 2011 includes $0.8 million in expenses for the Global Service Center relocation and $0.5 million for disposals of fixed assets, offset by a $0.8 million net gain on the sale of two properties to a franchisee;

(ii)	for third quarter 2012 year-to-date approximately $0.5 million in legal fees related to licensing arrangements;

(iii)	accelerated depreciation for the third quarter 2011 related to the Company’s relocation to a new Global Service Center; and

(iv)	the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share” provides the per share effect of Adjusted earnings on a diluted basis. The following table reconciles on a historical basis for third quarter 2012, third quarter 2011, third quarter year-to-date 2012, third quarter year-to-date 2011 and fiscal year 2011 the Company’s Adjusted earnings per diluted share on a consolidated basis to the line on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to “Adjusted earnings per diluted share.”

(in millions, except per share data)	Q3 2012	Q3 2011	Year-to-date 9/30/12	Year-to-date 10/02/11	Fiscal 2011
Net income	$6.9	$5.8	$21.8	$18.5	$24.2
Other expense (income), net	0.1	0.3	0.2	—	0.5
Legal fees related to licensing arrangements	—	—	0.5	—	—
Accelerated depreciation related to the Company’s relocation to a new Global Service Center	—	0.2	—	0.5	0.5
Tax effect	(0.1)	(0.2)	(0.3)	(0.3)	(0.5)

Adjusted earnings	$6.9	$6.1	22.2	$18.7	$24.7

Adjusted earnings per diluted share	$0.29	$0.25	$0.91	$0.75	$0.99

Weighted average diluted shares outstanding	24.2	24.5	24.4	25.1	25.0

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Operating EBITDA: Calculation and Definition

The Company defines “Operating EBITDA” as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net, and legal fees related to licensing arrangements. The following table reconciles on a historical basis for third quarter year-to-date 2012 and third quarter year-to-date 2011, the Company’s earnings before interest expense, taxes, depreciation and amortization and other expenses (income), net and legal fees related to licensing arrangements (“Operating EBITDA”) on a consolidated basis to the line on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to Operating EBITDA. “Operating EBITDA as a percentage of Total Revenues” is defined as “Operating EBITDA” divided by “Total revenues”.

(dollars in millions)	Year-to-date 9/30/12	Year-to-date 10/02/11
Net income	$21.8	$18.5
Interest expense, net	2.7	2.8
Income tax expense	12.2	10.0
Depreciation and amortization	3.5	3.2
Other expenses (income), net	0.2	—
Legal fees related to licensing arrangements	0.5	—

Operating EBITDA	$40.9	$34.5

Total revenues	$131.3	$117.5

Operating EBITDA as a percentage of Total revenues	31.2%	29.4%

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Company-operated restaurant operating profit: Calculation and Definition

The Company defines “Company-operated restaurant operating profit” as “Sales by company-operated restaurants” minus “Restaurant employee, occupancy and other expenses” minus “Restaurant food, beverages and packaging”. The following table reconciles on a historical basis for third quarter 2012, third quarter 2011, year-to-date 2012 and year-to-date 2011, Company-operated restaurant operating profit to the line item on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Sales by company-operated restaurants”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to Company-operated restaurant operating profit. “Company-operated restaurant operating profit as a percentage of sales by company-operated restaurants” is defined as “Company-operated restaurant operating profit” divided by “Sales of company-operated restaurants.”

(dollars in millions)	Q3 2012	Q3 2011	Year-to- date 9/30/12	Year-to- date 10/02/11
Sales by company-operated restaurants	$13.5	$12.3	$47.6	$42.2
Less: Restaurant employee, occupancy and other expenses	6.7	6.0	23.1	20.6
Less: Restaurant food, beverages and packaging	4.6	4.2	16.0	14.1

Company-operated restaurant operating profit	$2.2	$2.1	$8.5	$7.5

Company-operated restaurant operating profit as a percentage of sales by company-operated restaurants	16.3%	17.1%	17.9%	17.8%

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Free cash flow: Calculation and Definition

The Company defines “Free cash flow” as “Net income” plus “Depreciation and amortization”, plus “Stock-based compensation expense”, minus “Maintenance capital expenditures” (which includes for third quarter year-to-date 2012 $0.6 million in Company restaurant reimages, $0.9 million in information technology projects and $1.0 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for third quarter year-to-date 2011 approximately $1.3 million in company restaurant reimages, $0.2 million of IT projects and $0.3 million in other capital assets to maintain, replace and extend the lives of company-operated restaurant facilities and equipment).

The following table reconciles on a historical basis for the third quarter year-to-date 2012 and third quarter year-to-date 2011, the Company’s Free cash flow on a consolidated basis to the line on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to “Free cash flow”.

(dollars in millions)	Year-to-date 9/30/12	Year-to-date 10/02/11
Net income	$21.8	$18.5
Depreciation and amortization	3.5	3.2
Stock-based compensation expense	3.5	2.2
Maintenance capital expenditures	(2.5)	(1.8)

Free cash flow	$26.3	$22.1

Total revenue	$131.3	$117.5

Free cash flow as a percentage of Total Revenue (Free cash flow margin)	20.0%	18.8%

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, projections and expectations regarding same-store sales for fiscal 2012 and beyond, expectations regarding covenant compliance, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, the Company’s pending restaurant acquisition, and the Company’s anticipated 2012 and long-term performance including projections regarding general and administrative expenses, and net earnings per diluted share, expected benefits from the Company’s new corporate support center and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian

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flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised restaurants, a decline in our ability to franchise new restaurants, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2011 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.